Exhibit 99.1

[West Marine Logo]

West Marine Reports 2009 Fourth Quarter and Fiscal Year-End Operating Results
Sharply Improved over the Prior Year

WATSONVILLE, Calif.--(BUSINESS WIRE)—March 16, 2010-- West Marine, Inc. (Nasdaq: WMAR) today released unaudited financial results for the 2009 fourth quarter and fiscal year ended January 2, 2010.

Fiscal Year 2009 Highlights:

•
Net income was $12.4 million, an improvement of $51.2 million over the net loss of $38.8 million for fiscal year 2008.  Diluted earnings per share were $0.55 compared to a loss per share of $1.76 last year.

•
The company ended the year debt-free, compared to long-term debt of $47 million at the end of fiscal year 2008.  The fourth quarter of 2009 was West Marine’s second consecutive quarter of being debt-free at the end of the period.  The second half of 2009 was the first debt free period for West Marine in over 20 years.

•	Cash generated from operating activities for the year more than tripled to $62.6 million, compared to $20.6 million for fiscal year 2008, an all-time record for West Marine.

•	As of year-end, merchandise inventory was $196.6 million, a reduction of 11.7% versus fiscal year-end 2008. This also represented a reduction of 11.7% on a per-square foot basis.

•	Approximately $89 million was available under the company’s credit facility as of January 2, 2010.

•
Net revenues for the 52 week fiscal year ended January 2, 2010 were $588.4 million. Adjusted to remove the impact of an extra week in the 2008 fiscal year, 2009 fiscal year adjusted net revenues decreased by $36.8 million, or 5.9%, and adjusted comparable store sales decreased by 2.7%, versus fiscal year 2008. Without this adjustment, net revenues decreased by $42.8 million, or 6.8%, compared to the 53-week 2008 fiscal year, and comparable store sales decreased by 3.6%.

Geoff Eisenberg, West Marine’s CEO, commented:  “We are certainly pleased with our progress during 2009 and are delighted to report such a significant improvement in earnings and cash flow. Especially considering how difficult a year it was for the boating industry, I think it’s quite noteworthy that West Marine was profitable for the year.

The changes we made during 2008 and early 2009 helped position us to take advantage of changes in the competitive landscape, which included the liquidation of one of our primary national competitors, Boater’s World.  We also benefited from an increase in boat usage in some markets, continued strength in do-it-yourself type projects, plus positive Customer response toward our expanded product assortments and new store formats. Our Associate teams did an outstanding job improving our overall productivity, understanding and fulfilling Customers’ needs, increasing inventory turns, managing capital and positioning West Marine well for the future.”

Fiscal 2009

Net income for 2009 was $12.4 million.  This compares to a net loss for 2008 of $38.8 million, which included a $10.7 million pre-tax charge for store closures and other restructuring costs, a $2.9 million non-cash, pre-tax charge for impairment of long-lived assets, and the impact of a $23.2 million charge to provide a full valuation allowance against our net deferred tax assets.

Net revenues for the 52 weeks ended January 2, 2010 were $588.4 million, a decrease of $42.8 million, or 6.8%, from net revenues of $631.3 million for the 53 weeks ended January 3, 2009, primarily due to a decline of 3.6%, or $18.7 million, in comparable store sales. There was a further decrease of $27.1 million from store closures during fiscal year 2009, partly offset by $18.4 million of net revenues generated by new stores. Adjusted to remove the impact of the extra week in fiscal year 2008, fiscal year 2009 net revenues would have decreased by $36.8 million, or 5.9%, and comparable store sales would have decreased by $13.6 million, or 2.7%, versus last year.

Net revenues for the Stores segment decreased $26.4 million, or 4.8%, to $525.4 million in 2009, primarily due to an $18.7 million, or 3.6%, decrease in comparable store sales and a $27.1 million decrease attributable to store closures in 2008 and 2009.  Partially offsetting these decreases was an $18.4 million increase from new stores opened in 2008 and 2009.  The Stores segment generated $5.5 million of revenues in the first and extra week of fiscal 2008, which negatively impacted comparisons year-over-year.

Port Supply net revenues through our distribution centers decreased $10.5 million, or 26.7%, to $28.9 million in 2009, primarily due to lower sales year-over-year to two customer types, boat dealers and boat builders.  We believe these customers were negatively impacted by the challenging economic environment and tight credit markets and we expect sales to these customers to stabilize during fiscal 2010.

Net revenues from our Direct Sales segment decreased $5.9 million, or 14.7%, to $34.1 million, due to decreased revenues from our call center channel, international customers and higher-priced discretionary items.

Gross profit decreased by $6.5 million, or 3.9%, to $160.9 million in 2009, compared to $167.4 million for 2008. Gross profit decreased primarily due to lower sales. However, gross profit increased as a percentage of net revenues by 0.8% to 27.3% in 2009, compared to 26.5% in 2008, primarily due to a 0.9% increase in product margin driven by more effective promotions, less clearance activity and a shift in revenues to higher-margin core boating categories, such as maintenance.  Additionally, inventory shrinkage improved by 0.2%.  Improvements were partially offset by the deleveraging of 0.4% in occupancy expense.  Occupancy is our largest fixed expense, and its impact on gross margin rate is largely driven by sales results and the fixed nature of the expense.

Selling, general and administrative expense decreased by $24.5 million, or 13.9%, to $152.3 million in 2009, compared to $176.8 million for 2008, and decreased as a percentage of revenues by 2.2% to 25.8% in 2009, compared to 28.0% in 2008. The decrease in selling, general and administrative expense primarily was due to $9.9 million in lower support and selling overhead, including a $3.2 million reduction in costs related to the now-settled SEC investigation, and $8.4 million in lower payroll, marketing and other variable expenses reflecting lower revenues.  Additionally, $5.5 million of decreased expenses related to stores closed in 2009. Expenses also were lower by $4.8 million due to favorable foreign currency translation gains compared to the 2008 fiscal year. Lower expenses were partially offset by $7.6 million in higher accrued bonus expense reflecting performance above budgeted expectations.

Store closure and other restructuring costs for 2009 decreased by $12.4 million, compared to 2008.  During 2008, we recognized restructuring expenses of $10.7 million, consisting of $6.9 million for store closures, $0.1 million for Port Supply, $2.9 million for closing a distribution center, $0.5 million for repositioning the call center, and $0.3 million of severance costs for reductions in force at our Watsonville, California support center. During the fourth quarter of 2009, we reached an agreement to sublease a location which had the largest associated termination obligation.  The terms of this particular agreement were more favorable than what we originally estimated and resulted in a $1.7 million reversal in 2009 of the previously accrued estimated costs.

Expenses related to the impairment of long-lived assets were less than $0.1 million in fiscal 2009, compared to non-cash impairment charges of $2.9 million for 2008. The 2008 impairment charge primarily was due to 45 underperforming stores, of which 19 have been closed.

Interest expense decreased $1.5 million, or 65.5%, to $0.8 million in 2009, compared to $2.3 million in 2008. The decrease in interest expense was due to both lower interest rates and lower average outstanding bank borrowings in fiscal 2009, compared to fiscal 2008.

Our effective income tax rate for 2009 was a benefit of 29.7%, compared to a provision of 53.5% in 2008 or a total change of $16.4 million.  The current year benefit of $2.8 million is primarily related to the recognition of fiscal 2009 tax net operating loss carry-backs realized through a recent change in federal tax laws. This change increased the number of years to which companies can carry losses back.

Fourth Quarter 2009

Net revenues for the thirteen weeks ended January 2, 2010 were $103.9 million, a decrease of $7.1 million, or 6.4%, from net revenues of $111.1 million for the fourteen weeks ended January 3, 2009.  Comparable store sales for the fourth quarter decreased 4.8%.  Adjusted to remove the impact of an extra week in the fourth quarter of 2008, our 2009 fourth quarter adjusted net revenues increased by $1.5 million, or 1.4%, and adjusted comparable store sales increased by 3.2%, versus the same period last year.  Net loss for the fourth quarter ended January 2, 2010 was $12.8 million, or $0.57 per share.  This compares to a net loss of $29.0 million, or $1.31 per share, for the fourth quarter last year.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Tuesday, March 16, 2010 at 10:00 AM Pacific time to discuss fourth quarter and full year 2009 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the "Investor Relations" section. The earnings release will also be posted on the Internet at www.westmarine.com in the "Press Releases" section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 62860946. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available March 16, 2010 at 12:30 PM Pacific time through March 23, 2010 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the United States and Canada and (706) 645-9291 for international calls. The access code is 62860946.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 334 company-operated stores located in 38 states, Puerto Rico and Canada and two franchised stores located in Turkey. Our call center and Internet channels offer customers over 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements", including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, expectations relating to our revenues and earnings, as well as facts and assumptions underlying these expectations. These results and our statements regarding these results are based on currently available information and, in part, on management estimates and expectations.  While management believes its estimates and expectations, as well as the underlying assumptions, are reasonable, they could prove to be inaccurate.  Accordingly, actual results may differ materially from the expectations expressed or implied in our forward-looking statements and the results presented in this release due to various risks, uncertainties or other factors, including those set forth in our annual report on Form 10-K for the fiscal year ended January 3, 2009.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL INFORMATION

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures are total net revenues and comparable store sales for 2008, each adjusted for comparison purposes. Specifically, the first week in fiscal fourth quarter 2008 was removed to create a 13-week period ended January 3, 2009. Additionally, the first week in fiscal year 2008 was removed to create a 52-week period ended January 3, 2009. Management believes that these non-GAAP measures are useful to investors because they provide a more direct and meaningful comparison of year-over-year revenues. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables set forth below.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	January 2, 2010	January 3, 2009
ASSETS
Current assets:
Cash	$10,279	$7,473
Trade receivables, net	5,566	5,824
Merchandise inventories	196,631	222,601
Deferred income taxes	1,299	-
Other current assets	19,805	16,369
Total current assets	233,580	252,267

Property and equipment, net	56,278	59,615
Intangibles, net	116	154
Other assets	2,263	2,556
TOTAL ASSETS	$292,237	$314,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,591	$26,788
Accrued expenses and other	43,369	42,256
Total current liabilities	75,960	69,044

Long-term debt	-	47,000
Deferred rent and other	11,933	8,928
Total liabilities	87,893	124,972

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 22,376,873 shares issued and 22,345,983 shares outstanding at January 2, 2010, and 22,142,949 shares issued and 22,115,377 shares outstanding at January 3, 2009.	22	22
Treasury stock	(385)	(366)
Additional paid-in capital	177,459	173,997
Accumulated other comprehensive income (loss)	(506)	590
Retained earnings	27,754	15,377
Total stockholders' equity	204,344	189,620
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$292,237	$314,592

West Marine, Inc.
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	January 2, 2010		January 3, 2009
Net revenues	$103,926	100.0%	$111,065	100.0%
Cost of goods sold	85,466	82.2%	94,246	84.9%
Gross profit	18,460	17.8%	16,819	15.1%
Selling, general and administrative expense	36,272	34.9%	37,284	33.5%
Store closures and other restructuring costs	(1,578)	-1.5%	9,027	8.1%
Impairment of long lived assets	13	0.0%	438	0.4%
Loss from operations	(16,247)	-15.6%	(29,930)	-26.9%
Interest expense	86	0.1%	403	0.4%
Loss before taxes	(16,333)	-15.7%	(30,333)	-27.3%
Income taxes	(3,526)	-3.4%	(1,332)	-1.2%
Net loss	$(12,807)	-12.3%	$(29,001)	-26.1%

Net loss per common and common equivalent share:
Basic	$(0.57)		$(1.31)
Diluted	$(0.57)		$(1.31)

Weighted average common and common equivalent shares outstanding:
Basic	22,370		22,082
Diluted	22,370		22,082

	52 Weeks Ended
	January 2, 2010		January 3, 2009
Net revenues	$588,416	100.0%	$631,258	100.0%
Cost of goods sold	427,501	72.7%	463,812	73.5%
Gross profit	160,915	27.3%	167,446	26.5%
Selling, general and administrative expense	152,303	25.8%	176,830	28.0%
Store closures and other restructuring costs	(1,746)	(0.3)%	10,687	1.6%
Impairment of long lived assets	13	0.0%	2,861	0.5%
Income from operations	10,345	1.8%	(22,932)	(3.6)%
Interest expense	806	0.2%	2,338	0.4%
Income before income taxes	9,539	1.6%	(25,270)	(4.0)%
Income taxes	(2,837)	(0.5)%	13,530	2.1%
Net income (loss)	$12,376	2.1%	$(38,800)	(6.1)%

Net income (loss) per common and common equivalent share:
Basic	$0.56		$(1.76)
Diluted	$0.55		$(1.76)

Weighted average common and common equivalent shares outstanding:
Basic	22,215		21,993
Diluted	22,347		21,993

West Marine, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	52 Weeks Ended
	January 2, 2010	January 3, 2009

OPERATING ACTIVITIES:
Net income (loss)	$12,376	$(38,800)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,030	18,780
Impairment of long-lived assets	13	2,861
Share-based compensation	2,410	2,255
Tax benefit from equity issuance	46	(89)
Excess tax (deficiency) benefit from share-based compensation	(52)	-
Deferred income taxes	(580)	14,568
Provision for doubtful accounts	375	639
Lower of cost or market inventory adjustments	2,580	3,296
Loss on asset disposals	160	925
Changes in assets and liabilities:
Trade receivables	(117)	241
Merchandise inventories	23,389	22,410
Other current assets	(3,436)	5,116
Other assets	(1,037)	1,806
Accounts payable	6,077	(8,317)
Accrued expenses and other	1,113	(5,520)
Deferred items and other non-current liabilities	2,286	469
Net cash provided by operating activities	62,633	20,640

INVESTING ACTIVITIES:
Purchases of property and equipment	(13,755)	(15,064)
Proceeds from sale of property and equipment	32	125
Net cash used in investing activities	(13,723)	(14,939)

FINANCING ACTIVITIES:
Borrowings on line of credit	36,537	88,107
Repayments on line of credit	(83,537)	(93,407)
Proceeds from exercise of stock options	294	6
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	712	837
Excess tax benefit from share-based compensation	52	-
Treasury shares acquired upon forfeiture	(19)	(18)
Net cash used in financing activities	(45,961)	(4,475)

Effect of exchange rate changes on cash	(143)	121

NET INCREASE IN CASH	2,806	1,347

CASH AT BEGINNING OF PERIOD	7,473	6,126
CASH AT END OF PERIOD	$10,279	$7,473
Other cash flow information:
Cash paid for interest	$810	$2,361
Cash paid (refunded) for income taxes	1,929	(3,070)
Non-cash investing activities:
Property and equipment additions in accounts payable	295	343

West Marine, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in thousands)

	13 Weeks Ended	14 Weeks Ended
	January 2, 2010	January 3, 2009	$ Change	% Change

GAAP net revenues	$103,926	$111,065	$(7,139)	(6.4)%
less: Week ended October 4, 2008	-	(8,596)	8,596

Non-GAAP adjusted net revenues	$103,926	$102,469	$1,457	1.4%

	13 Weeks Ended	14 Weeks Ended
	January 2, 2010	January 3, 2009	$ Change	% Change

GAAP comparable store sales	$84,470	$88,748	$(4,278)	(4.8)%
less: Week ended October 4, 2008	-	(6,868)	6,868

Non-GAAP adjusted comparable store sales	$84,470	$81,880	$2,590	3.2%

	52 Weeks Ended	53 Weeks Ended
	January 2, 2010	January 3, 2009	$ Change	% Change

GAAP net revenues	$588,416	$631,258	$(42,842)	(6.8)%
less: Week ended January 5, 2008	-	(6,064)	6,064

Non-GAAP adjusted net revenues	$588,416	$625,194	$(36,778)	(5.9)%

	52 Weeks Ended	53 Weeks Ended
	January 2, 2010	January 3, 2009	$ Change	% Change

GAAP comparable store sales	$496,730	$515,435	$(18,705)	(3.6)%
less: Week ended January 5, 2008	-	(5,092)	5,092

Non-GAAP adjusted comparable store sales	$496,730	$510,343	$(13,613)	(2.7)%